Exhibit 99.1

Press Release

Action Products Announces Record-Setting Sales for 2005

Sales Increased For Third Year In A Row

ORLANDO, FL – January 9, 2006 –Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys announced record 2005 sales levels today, experiencing an overall growth in sales for the third year in a row. The company reported net sales of $9,480,000 for the year, up from $9,109,000 in 2004 (+4.1%). Final audited financial figures should be released in early March.

“We are pleased with another record-setting sales year,” said Action Products President Lawrence H. Bernstein. “We look forward to building our business and strengthening our customer relationships at four major toy shows in Hong Kong, Toronto, New York, and Southern California, all within the first three months of the year. With exciting new additions to our top lines including, I DIG™ and Curiosity Kits® and continued exploration of possible acquisitions, we look forward to building on last year’s success in 2006 and beyond.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando, Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG™ series, Space Voyagers® “The most authentic Space Toys on the Earth,” ToddWorld™ soft play toys, Climb@Tron™ window-climbing robots, Curiosity Kits® and I MADE THAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web sites at www.apii.com and www.imadethat.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723
Adam Ben-Evi, SBW Alliance Group 407/647-9974